Exhibit 3.4

CERTIFICATE OF DOMESTICATION

OF

CHURCHILL CAPITAL CORP X

The undersigned being the duly authorized and elected [Chief Executive Officer and President] of Churchill Capital Corp X, a Cayman Islands exempted company, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (the “Company”) and in accordance with the provisions of Section 388 of Title 8 of the Delaware Code DOES HEREBY CERTIFY:

FIRST: The Company was first formed on January 4, 2024, under the laws of the Cayman Islands.

SECOND: The name of the Company immediately prior to the filing of this Certificate of Domestication was “Churchill Capital Corp X”.

THIRD: The name of the Company as set forth in its certificate of incorporation to be filed with the Secretary of State of the State of Delaware is “Infleqtion, Inc.”.

FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Domestication was the Cayman Islands.

FIFTH: The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

SIXTH: All provisions of the plan of domestication adopted in accordance with subsection (l) of Section 388 of the Delaware General Corporation Law have been approved prior to the effectiveness of this Certificate of Domestication in accordance with all applicable non-United States Law, including any approval required under non-United States law for the authorization of the type of corporate action specified in such plan of domestication.

SEVENTH: This Certificate of Domestication shall be effective at [12:01] [p.m.] Eastern Time on [__].

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IN WITNESS WHEREOF, the undersigned, being the [Chief Executive Officer and President] and being duly authorized to sign this Certificate of Domestication on behalf of the entity has made, signed and sealed this Certificate of Domestication on this [__] day of [___].

CHURCHILL CAPITAL CORP X

By:
	Name:	Michael Klein
	Title:	Chief Executive Officer, President